UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) May 30, 2002
                                                 ------------


              REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP -VI B
             (Exact name of registrant as specified in its charter)



       Delaware                2-65391                       16-1173249
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(State of organization) (Commission File No.)  (IRS Employer Identification No.)



2350 North Forest Road, Suite 12-A,Getzville, New York  14068
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(Address of principal executive offices)


(716) 636-0280
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(Registrant's telephone number)

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Item 2.  Acquisition or Disposition of Assets.

In its December 31, 2001 Form 10-K and its March 31, 2002 Form 10-Q, Realmark Property Investors Limited Partnership VI B (the "Partnership") reported the existence of a contingent $5,573,000 sales agreement covering its only property, Players Club Apartments. On May 30, 2002, the sale was consummated with an unaffiliated entity, PASCO Associates LLC, for cash of $5,548,000, resulting in a net gain of approximately $2.85 million. After satisfaction of the $3,031,000 mortgage loan on the property, including a prepayment penalty, and payment of closing costs, the net cash proceeds available amount to approximately $2,180,000, before satisfaction of any remaining obligations related to the property. The proceeds will be used to satisfy remaining net liabilities and then be distributed to the partners. The Partnership will be dissolved as soon as practicable.

Item 7.  Financial Statements and Exhibits.

(b)  Pro forma financial information.

In 2001 and 2002, the results of operations of the Partnership were the same as the results of Players Club's operations plus administrative expenses of the Partnership. Therefore, presentation of pro forma data is inapplicable.

(c)  Exhibits.

(10) Real estate purchase agreement, between the Partnership's subsidiary, Realmark - Players, L.L.C., and Hill Properties, LLC on behalf of an entity eventually named PASCO Associates, LLC.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Realmark Property Investors Limited Partnership VI B
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                    (Registrant)



/s/ Joseph M. Jayson                                          6/14/02
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Joseph M. Jayson, Individual General Partner                   (Date)


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